Exhibit 99.2

KAR Auction Services, Inc.

Q2 2012 Supplemental Financial Information

August 6, 2012

KAR Auction Services, Inc.

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations.  Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors.  In addition, management uses Adjusted EBITDA to evaluate our performance and to evaluate results relative to incentive compensation targets.  EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP.  These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended June 30, 2012
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$7.3	$16.2	$16.2	$(15.8)	$23.9
Add back:
Income taxes	7.7	11.0	9.3	(7.8)	20.2
Interest expense, net of interest income	0.3	0.4	3.7	25.2	29.6
Depreciation and amortization	25.1	16.6	5.8	0.5	48.0
Intercompany	15.3	9.5	(4.4)	(20.4)	—
EBITDA	55.7	53.7	30.6	(18.3)	121.7
Adjustments	5.0	0.5	(2.3)	3.2	6.4
Adjusted EBITDA	$60.7	$54.2	$28.3	$(15.1)	$128.1

	Three Months Ended June 30, 2011
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$17.9	$20.7	$13.1	$(66.0)	$(14.3)
Add back:
Income taxes	13.1	12.6	8.1	(40.7)	(6.9)
Interest expense, net of interest income	0.2	0.5	3.0	45.9	49.6
Depreciation and amortization	21.0	16.1	6.2	0.3	43.6
Intercompany	9.5	9.6	(3.6)	(15.5)	—
EBITDA	61.7	59.5	26.8	(76.0)	72.0
Adjustments	3.7	(3.6)	(1.6)	61.6	60.1
Adjusted EBITDA	$65.4	$55.9	$25.2	$(14.4)	$132.1

	Six Months Ended June 30, 2012
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$16.3	$34.5	$32.5	$(33.4)	$49.9
Add back:
Income taxes	14.9	23.1	18.9	(18.3)	38.6
Interest expense, net of interest income	0.6	0.8	7.4	51.1	59.9
Depreciation and amortization	50.1	33.7	11.9	0.9	96.6
Intercompany	30.2	19.2	(8.5)	(40.9)	—
EBITDA	112.1	111.3	62.2	(40.6)	245.0
Adjustments	10.9	2.5	(4.8)	9.4	18.0
Adjusted EBITDA	$123.0	$113.8	$57.4	$(31.2)	$263.0

	Six Months Ended June 30, 2011
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated
Net income (loss)	$43.7	$39.9	$28.1	$(86.2)	$25.5
Add back:
Income taxes	11.0	22.0	14.3	(53.2)	(5.9)
Interest expense, net of interest income	0.4	1.1	5.1	76.2	82.8
Depreciation and amortization	42.4	32.5	12.4	0.4	87.7
Intercompany	22.7	19.2	(6.8)	(35.1)	—
EBITDA	120.2	114.7	53.1	(97.9)	190.1
Adjustments	6.9	(1.2)	(3.0)	66.6	69.3
Adjusted EBITDA	$127.1	$113.5	$50.1	$(31.3)	$259.4

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	June 30, 2012

Net income (loss)	$32.2	$14.5	$26.0	$23.9	$96.6
Add back:
Income taxes	14.7	9.0	18.4	20.2	62.3
Interest expense, net of interest income	29.3	30.7	30.3	29.6	119.9
Depreciation and amortization	43.8	48.3	48.6	48.0	188.7
EBITDA	120.0	102.5	123.3	121.7	467.5
Nonrecurring charges	5.8	5.2	5.4	3.2	19.6
Noncash charges	(7.5)	7.1	9.1	6.1	14.8
AFC interest expense	(2.6)	(2.7)	(2.9)	(2.9)	(11.1)
Adjusted EBITDA	$115.7	$112.1	$134.9	$128.1	$490.8

Segment Results

ADESA Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2012	2011	2012	2011
ADESA revenue	$263.8	$257.5	$534.4	$525.8
Cost of services*	147.4	143.7	295.4	298.7
Gross profit*	116.4	113.8	239.0	227.1
Selling, general and administrative	61.3	52.4	128.0	107.5
Depreciation and amortization	25.1	21.0	50.1	42.4
Operating profit	$30.0	$40.4	$60.9	$77.2

EBITDA	$55.7	$61.7	$112.1	$120.2
Adjustments	5.0	3.7	10.9	6.9
Adjusted EBITDA	$60.7	$65.4	$123.0	$127.1

* Exclusive of depreciation and amortization

Revenue for ADESA for the three months ended June 30, 2012, increased $6.3 million, or 2%, to $263.8 million, as compared with $257.5 million for the three months ended June 30, 2011.  Gross profit for ADESA increased $2.6 million, or 2%, to $116.4 million, as compared with $113.8 million for the three months ended June 30, 2011.  Gross margin for ADESA was 44.1% for the three months ended June 30, 2012 versus 44.2% for the three months ended June 30, 2011.  The increases in revenue and gross profit were primarily a result of an 11% increase in the number of vehicles sold, partially offset by an 8% decrease in revenue per vehicle sold, both as compared to the three months ended June 30, 2011. Selling, general and administrative expense increased $8.9 million to $61.3 million, primarily due to the acquisition and integration of OPENLANE, which accounted for approximately $9.0 million of the increase, as well as an increase in incentive compensation and professional fees, partially offset by a decrease in compensation expense and fluctuations in the Canadian exchange rate.

Revenue for ADESA for the six months ended June 30, 2012, increased $8.6 million, or 2%, to $534.4 million, as compared with $525.8 million for the six months ended June 30, 2011.  Gross profit for ADESA increased $11.9 million, or 5%, to $239.0 million, as compared with $227.1 million for the six months ended June 30, 2011.  Gross margin for ADESA was 44.7% for the six months ended June 30, 2012 versus 43.2% for the six months ended June 30, 2011.  The increases in revenue and gross profit were primarily a result of a 10% increase in the number of vehicles sold, partially offset by an 8% decrease in revenue per vehicle sold, both as compared to the six months ended June 30, 2011.  Selling, general and administrative expense increased $20.5 million to $128.0 million, due primarily to the acquisition and integration of OPENLANE, which accounted for approximately $20.7 million of the increase, as well as an increase in incentive compensation and professional fees, partially offset by decreases in compensation expense, stock-based compensation expense and fluctuations in the Canadian exchange rate.

For the three months ended June 30, 2012, ADESA’s used vehicle conversion percentage declined to 55.6% (excluding OPENLANE) as compared to 60.8% for the three months ended June 30, 2011.  For the six months ended June 30, 2012, ADESA’s used vehicle conversion percentage declined to 59.0% (excluding OPENLANE) as compared to 63.7% for the six months ended June 30, 2011.  The decrease in conversion rate was primarily due to the relative increase in dealer consignment vehicles sold.

IAA Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2012	2011	2012	2011
IAA revenue	$177.3	$173.2	$366.7	$349.1
Cost of services*	105.4	101.0	216.8	201.4
Gross profit*	71.9	72.2	149.9	147.7
Selling, general and administrative	18.2	19.0	37.9	39.6
Depreciation and amortization	16.6	16.1	33.7	32.5
Operating profit	$37.1	$37.1	$78.3	$75.6

EBITDA	$53.7	$59.5	$111.3	$114.7
Adjustments	0.5	(3.6)	2.5	(1.2)
Adjusted EBITDA	$54.2	$55.9	$113.8	$113.5

* Exclusive of depreciation and amortization

Revenue from IAA for the three months ended June 30, 2012 increased $4.1 million, or 2%, to $177.3 million, as compared with $173.2 million for the three months ended June 30, 2011.  Gross profit at IAA decreased to $71.9 million, as compared with $72.2 million for the three months ended June 30, 2011, while the gross margin percentage decreased to 40.6% for the three months ended June 30, 2012, as compared with 41.7% for the three months ended June 30, 2011.  The increase in revenue was a result of an increase in vehicles sold of approximately 3% for the three months ended June 30, 2012, including an increase in vehicles sold under purchase agreements.  Selling, general and administrative expense decreased $0.8 million, or 4%, to $18.2 million, as compared with $19.0 million for the three months ended June 30, 2011.  The decrease in selling, general and administrative expenses was attributable to decreases in stock-based compensation expense and incentive-based compensation expense.

Revenue from IAA for the six months ended June 30, 2012 increased $17.6 million, or 5%, to $366.7 million, as compared with $349.1 million for the six months ended June 30, 2011.  Gross profit at IAA increased to $149.9 million, as compared with $147.7 million for the six months ended June 30, 2011.  Gross margin for IAA was 40.9% for the six months ended June 30, 2012 versus 42.3% for the six months ended June 30, 2011.  The increase in revenue for the six months ended June 30, 2012 was primarily a result of a 5% increase in vehicles sold, including vehicles sold under purchase agreements.  Selling, general and administrative expense decreased $1.7 million, or 4%, to $37.9 million, as compared with $39.6 million for the six months ended June 30, 2011.  The decrease in selling, general and administrative expenses was attributable to decreases in stock-based compensation expense and incentive-based compensation expense.

AFC Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions except volumes and per loan amounts)	2012	2011	2012	2011
AFC revenue	$46.8	$42.0	$93.7	$82.5
Cost of services*	10.4	9.7	20.4	18.8
Gross profit*	36.4	32.3	73.3	63.7
Selling, general and administrative	5.8	5.5	11.1	10.6
Depreciation and amortization	5.8	6.2	11.9	12.4
Operating profit	$24.8	$20.6	$50.3	$40.7

EBITDA	$30.6	$26.8	$62.2	$53.1
Adjustments	(2.3)	(1.6)	(4.8)	(3.0)
Adjusted EBITDA	$28.3	$25.2	$57.4	$50.1

Loan transactions	292,954	251,730	611,813	523,743
Revenue per loan transaction	$160	$167	$153	$158

* Exclusive of depreciation and amortization

Revenue for AFC for the three months ended June 30, 2012 increased $4.8 million, or 11%, to $46.8 million, as compared with $42.0 million for the three months ended June 30, 2011.  Gross profit at AFC increased $4.1 million, or 13%, to $36.4 million, as compared with $32.3 million for the three months ended June 30, 2011.  Gross margin for AFC was 78% for the three months ended June 30, 2012 versus 77% for the three months ended June 30, 2011.  The increases in revenue and gross profit were primarily a result of a 16% increase in loan transaction units, partially offset by a 4% decrease in revenue per loan transaction.  Revenue per loan transaction decreased primarily as a result of an increase in the provision for credit losses and a decrease in average loan values, partially offset by an increase in the average portfolio duration.  Selling, general and administrative expense for the three months ended June 30, 2012 increased $0.3 million to $5.8 million, primarily as a result of increases in compensation expense and travel costs, partially offset by a decrease in professional fees.

Revenue for AFC for the six months ended June 30, 2012 increased $11.2 million, or 14%, to $93.7 million, as compared with $82.5 million for the six months ended June 30, 2011.  Gross profit at AFC increased $9.6 million, or 15%, to $73.3 million, as compared with $63.7 million for the six months ended June 30, 2011.  Gross margin for AFC was 78% for the six months ended June 30, 2012 versus 77% for the six months ended June 30, 2011.  The increases in revenue and gross profit were primarily a result of a 17% increase in loan transaction units, partially offset by a 3% decrease in revenue per loan transaction.  The decrease in revenue per loan transaction was primarily a result of an increase in the provision for credit losses and a decrease in average loan values, partially offset by an increase in the average portfolio duration. Selling, general and administrative expense increased $0.5 million to $11.1 million, primarily as a result of increases in compensation expense, incentive-based compensation expense and travel costs, partially offset by a decrease in professional fees.

LIQUIDITY AND CAPITAL RESOURCES

The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its credit facility.  The company’s principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	June 30, 2012	December 31, 2011	June 30, 2011

Cash and cash equivalents	$117.1	$97.4	$200.3
Restricted cash	9.3	8.2	6.8
Working capital	274.9	177.0	286.6
Amounts available under credit facility*	250.0	181.1	250.0
Cash flow from operations	170.3		157.5

* KAR Auction Services, Inc. has a $250 million revolving line of credit as part of the company’s Credit Agreement, which was undrawn as of June 30, 2012.  There were related outstanding letters of credit totaling approximately $23.8 million, $28.5 million and $29.6 million at June 30, 2012, December 31, 2011 and June 30, 2011, respectively, which reduce the amount available for borrowings under the credit facility.

For the six months ended June 30, 2012, the Company used cash of $68.9 million to repay borrowings on the revolving credit facility and $37.3 million to purchase property, plant, equipment and computer software.

Non-GAAP Financial Measures

The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters).  The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period.  Prospective quantification of these items is generally not practicable.  Forward-looking non-GAAP guidance excludes stock-based compensation under certain equity grants related to the 2007 merger, increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.